COMPANY CONTACT: Jeff Magids Senior Manager, Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE
SilverBow Resources Announces First Quarter 2019 Results
Houston, TX - May 8, 2019 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the first quarter of 2019. Highlights include:

•	Net production averaged approximately 215 million cubic feet of natural gas equivalent per day (“MMcfe/d”), coming in at the high end of guidance

•	Oil and gas revenue of $72.1 million, Net Income of $16.1 million, and Adjusted EBITDA* (a non-GAAP measure) of $53.7 million

•	Lease operating expenses of $0.27/Mcfe, comparing favorably to guidance

•
Cash general and administrative expenses of $4.6 million (a non-GAAP measure calculated as $6.3 million in net general and administrative costs less $1.7 million of share-based compensation), or $0.24/Mcfe, which is better than guidance

•	Average realized prices for crude oil and natural gas were 104% and 102% of WTI and Henry Hub, respectively, excluding hedging, as a result of favorable basis pricing in the Eagle Ford

•
Completed a net two-well pad in the Webb County Gas area, a net three-well pad in the LaSalle Condensate area and a net two-well pad in the McMullen Oil area. The McMullen Oil wells represent two of the Company's longest laterals to date, both exceeding 11,000 feet

•	Plan to operate one super-spec drilling rig for the remainder of the year, primarily drilling liquids-rich inventory

•	Reaffirmed borrowing base at $410 million following the Company’s semiannual redetermination

•	Maintained strong balance sheet with $180 million of liquidity as of March 31, 2019

•	Reiterating full-year 2019 capital expenditure guidance of $250-$260 million and full-year 2019 production guidance of 225-239 MMcfe/d
*Adjusted EBITDA is a non-GAAP measure and is reconciled at the end of this press release.

MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "Our first quarter results highlight the Company's shift to more liquids focused drilling. Our NGL production came in at the top of our guidance range and our oil production surpassed the high end. As we move toward a more balanced production mix, we are advancing the development of our Eagle Ford assets while taking advantage of the recent improvement in oil prices. The greater degree of liquids production, coupled with strong operational performance, led to Adjusted EBITDA of $53.7 million for the quarter, an increase of 49% compared to the first quarter of 2018."
Mr. Woolverton commented further, "Our current focus is to concentrate our efforts within our portfolio where we see the most room for growth and high returns. The LaSalle Condensate area and the McMullen Oil area will continue to garner much of our attention due to their high rate of return profiles. With a one-rig drilling program for the remainder of the year, we are on track to drill 26-27 net wells and complete 30-32 net wells. Our 2019 capital budget supports approximately 25% production growth based on the midpoint of our full-year guidance, with a 70% increase in liquids production. On the heels of our semiannual redetermination, our balance sheet remains strong and we are well-funded to execute our 2019 drilling plan.”
OPERATIONS HIGHLIGHTS
During the first quarter, the Company drilled 11 gross (10 net) wells while completing eight gross (seven net) wells and bringing five gross (four net) wells online. In the Webb County Gas area, the Company completed a net two-well pad in the quarter, with one of the wells drilled in 2018. While it is early in the life of these wells, performance is in line with expectations. The Company drilled seven net wells and completed a net three-well pad in the La Salle Condensate area, with those wells being brought online in early March. In the Southern Eagle Ford Gas area, the Company drilled and completed a net two-well pad, with both wells being brought online in late April. After drilling a net two-well pad in the McMullen Oil area in the fourth quarter of 2018, the Company completed both wells, which exceeded 11,000 lateral feet with approximately 2,400 pounds of proppant per foot and 50 barrels of fluid per foot of lateral in the first quarter. These two wells came online early in the second quarter and combined have shown initial production rates of over 2,400 Boe/d. These results further support the Company's enthusiasm for new generation infill development on our legacy, liquids-rich acreage.
The Company ran two drilling rigs for most of the first quarter, but has recently stepped down to one super-spec drilling rig for the remainder of the year which will focus on the liquids-rich areas in McMullen and La Salle Counties. For the full-year, the Company expects to drill 26-27 net wells and complete 30-32 net wells with the majority of the completions occurring in the first half of the year given the nature of pad drilling.

The Company continues to strategically employ fit-for-purpose completion techniques across its portfolio. The Company utilized hybrid designs on the majority of the wells completed in the first quarter. Overall, the Company averaged a completion intensity of approximately 2,400 pounds of proppant and 50 barrels of fluid per foot of lateral. The Company continues to assess the performance of its completion designs, modifying them according to reservoir fluid system and class of well, parent or infill. The Company also continues to drive efficiencies into its operations as demonstrated by pumping 363 stages in 54 days, or just under seven stages per day, which represents a 39% increase over similar jobs compared to the prior quarter. Furthermore, the Company brought on two frac spreads in early March which were able to reduce cycle times and thereby accelerate production. Accordingly, the Company expects to see a significant increase in production in the second quarter over its first quarter results.
PRODUCTION VOLUMES, OPERATING COSTS, AND REALIZED PRICES
The Company's total net production for the first quarter averaged approximately 215 MMcfe/d, which was above the midpoint of guidance. Production mix for the first quarter consisted of approximately 82% natural gas, 10% NGLs, and 8% oil.
Lease operating expenses of $0.27/Mcfe for the first quarter were lower than the $0.34/Mcfe reported in the first quarter of 2018, a decrease of 22%. Lease operating expenses for the first quarter came in below the low end of the Company’s guidance range, primarily driven by continued cost reduction initiatives.
After deducting $1.7 million of non-cash compensation expense, cash general and administrative costs of $4.6 million for the first quarter compared favorably to guidance due to ongoing efforts to reduce administrative costs.
Transportation and processing expenses came in at $0.33/Mcfe while production and ad valorem taxes were 4.6% of oil and gas revenue for the first quarter. Both metrics also came in below the low end of the Company's guidance range.
The Company continues to benefit from strong basis pricing in the Eagle Ford. Average realized prices for crude oil and natural gas were 104% and 102% of WTI and Henry Hub, respectively, excluding hedging. The Company’s average realized natural gas price, excluding the effect of hedging, was $3.22/Mcf compared to $3.00/Mcf in the first quarter of 2018. The average realized crude oil selling price, excluding the effect of hedging, was $56.94/Bbl compared to $64.59/Bbl in the first quarter of 2018. The average realized NGL selling price in the quarter was $19.30/Bbl, compared to $22.39/Bbl in the first quarter of 2018.

FINANCIAL RESULTS
The Company reported total oil and gas revenues of $72.1 million for the first quarter, up 37% over the first quarter of 2018. On a GAAP basis, the Company reported net income of $16.1 million for the first quarter of 2019, which includes an unrealized loss on the value of the Company's hedge portfolio of $4.0 million.
The Company reported Adjusted EBITDA of $53.7 million for the first quarter, up 49% over the first quarter of 2018. On a per unit basis, the Company's reported Adjusted EBITDA of $2.77/Mcfe for the first quarter came in 11% higher than the first quarter of 2018.
Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to Adjusted EBITDA.
Capital expenditures incurred during the first quarter totaled approximately $88 million.
2019 GUIDANCE
The Company reiterated its 2019 capital budget range of $250-$260 million, which provides for average estimated full-year production of 225-239 MMcfe/d. For the second quarter, the Company is guiding for average estimated production of 224-231 MMcfe/d. Given the front-end weighted capital activity for 2019, the Company anticipates lower capital spending in the second half of the year. The Company maintains considerable flexibility to modify its drilling program based on well results, commodity prices and other strategic opportunities. Additional detail concerning the Company's second quarter and full-year financial and operational guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow’s strategy. The Company maintains an active hedging program to provide predictable cash flows while still allowing for flexibility in capturing price increases. As of March 31, 2019, the Company had approximately 68% of total estimated production volumes hedged for the remainder of 2019, using the midpoint of production guidance. The Company continues to layer on additional hedges when prices are favorable, including both oil and gas basis. Please see the Company's Form 10-Q filing, which the Company expects to file on Thursday, May 9, 2019, for a detailed summary of derivative contracts.

CAPITAL STRUCTURE AND LIQUIDITY
The Company's liquidity as of March 31, 2019, was $180 million, primarily consisting of approximately $1 million of cash and $179 million of availability under the Company’s credit facility. The Company recently completed its semiannual redetermination, and the borrowing base under the credit facility was reaffirmed at $410 million. As of May 1, 2019, the Company had 11.7 million total common shares outstanding.
CONFERENCE CALL & UPDATED INVESTOR PRESENTATION
The Company will host a conference call for investors on Thursday, May 9, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting SilverBow’s First Quarter 2019 Earnings Conference Call or by visiting our website.
A simultaneous webcast of the call may be accessed over the internet by visiting our website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “First Quarter 2019 Earnings Conference Call” link. The webcast will be archived for replay on the SilverBow website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of the Company's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements, including among other things: oil and natural gas price levels and volatility, our ability to satisfy our short- or long-term liquidity needs; our ability to execute our business strategy, including the success of our drilling and development efforts; timing, cost and amount of future production of oil and natural gas; and other factors discussed in the Company’s reports filed with the SEC, including its Annual

Report on Form 10-K for the year ended December 31, 2018. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, future cash flows, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements.
All forward-looking statements speak only as of the date this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors.
(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

	March 31, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$876	$2,465
Accounts receivable, net	31,342	46,472
Fair value of commodity derivatives	8,346	15,261
Other current assets	3,110	2,126
Total Current Assets	43,674	66,324
Property and Equipment:
Property and Equipment, full cost method, including $64,797 and $56,715 of unproved property costs not being amortized at the end of each period	1,074,453	986,100
Less – Accumulated depreciation, depletion, amortization & impairment	(306,609)	(284,804)
Property and Equipment, Net	767,844	701,296
Right of Use Assets	2,024	—
Fair value of long-term commodity derivatives	4,024	4,333
Other Long-Term Assets	5,231	5,567
Total Assets	$822,797	$777,520
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$31,978	$48,921
Fair value of commodity derivatives	4,570	2,824
Accrued capital costs	46,992	38,073
Accrued interest	1,413	1,513
Current lease liability	860	—
Undistributed oil and gas revenues	11,719	14,681
Total Current Liabilities	97,532	106,012

Long-Term Debt, net	424,207	387,988
Non-current Lease Liability	1,171	—
Deferred Tax Liabilities	1,148	1,014
Asset Retirement Obligations	4,073	3,956
Fair value of long-term commodity derivatives	2,197	3,723
Commitments and Contingencies (Note 11)
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 11,819,235 and 11,757,972 shares issued and 11,742,288 and 11,692,101 shares outstanding, respectively	118	118
Additional paid-in capital	288,130	286,281
Treasury stock, held at cost, 76,947 and 65,871 shares	(2,130)	(1,870)
Retained earnings (Accumulated deficit)	6,351	(9,702)
Total Stockholders’ Equity	292,469	274,827
Total Liabilities and Stockholders’ Equity	$822,797	$777,520

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Revenues:
Oil and gas sales	$72,064	$52,752

Operating Expenses:
General and administrative, net	6,276	5,576
Depreciation, depletion, and amortization	21,805	13,131
Accretion of asset retirement obligations	83	159
Lease operating costs	4,531	4,961
Workovers	646	—
Transportation and gas processing	6,406	5,025
Severance and other taxes	3,316	3,031
Total Operating Expenses	43,063	31,883

Operating Income (Loss)	29,001	20,869

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(4,022)	(6,355)
Interest expense, net	(8,759)	(5,890)
Other income (expense), net	65	(158)

Income (Loss) Before Income Taxes	16,285	8,466

Provision (Benefit) for Income Taxes	232	—

Net Income (Loss)	$16,053	$8,466

Per Share Amounts-

Basic: Net Income (Loss)	$1.37	$0.73

Diluted: Net Income (Loss)	$1.36	$0.72

Weighted Average Shares Outstanding - Basic	11,708	11,602

Weighted Average Shares Outstanding - Diluted	11,788	11,727

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$16,053	$8,466
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	21,805	13,131
Accretion of asset retirement obligations	83	159
Deferred income taxes	134	—
Share-based compensation expense	1,692	1,359
(Gain) Loss on derivatives, net	4,022	6,355
Cash settlement (paid) received on derivatives	1,077	977
Settlements of asset retirement obligations	(31)	(120)
Other	564	129
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other current assets	14,401	4,005
Increase (decrease) in accounts payable and accrued liabilities	(9,105)	(9,497)
Increase (decrease) in accrued interest	(100)	192
Net Cash Provided by (used in) Operating Activities	50,595	25,156
Cash Flows from Investing Activities:
Additions to property and equipment	(86,555)	(33,753)
Proceeds from the sale of property and equipment	(91)	26,969
Payments on property sale obligations	(1,278)	(6,042)
Net Cash Provided by (Used in) Investing Activities	(87,924)	(12,826)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	132,000	35,100
Payments of bank borrowings	(96,000)	(55,100)
Net proceeds from issuances of common stock	—	708
Purchase of treasury shares	(260)	(290)
Payments of debt issuance costs	—	(317)
Net Cash Provided by (Used in) Financing Activities	35,740	(19,899)

Net increase (decrease) in Cash, Cash Equivalents and Restricted Cash	(1,589)	(7,569)
Cash, Cash Equivalents and Restricted Cash, at Beginning of Period	2,465	8,026
Cash, Cash Equivalents and Restricted Cash at End of Period	$876	$457

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$8,303	$5,170
Changes in capital accounts payable and capital accruals	$1,487	$12,177
Changes in other long-term liabilities for capital expenditures	$—	$(1,250)

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

We present adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) in addition to our reported net income (loss) in accordance with U.S. GAAP. Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Net Income (Loss)	$16,053	$8,466
Plus:
Depreciation, depletion and amortization	21,805	13,131
Accretion of asset retirement obligations	83	159
Interest expense	8,759	5,890
Derivative (gain)/loss	4,022	6,355
Derivative cash settlements collected/(paid) (1)	1,047	735
Income tax expense/(benefit)	232	—
Share-based compensation expense	1,692	1,359
Adjusted EBITDA	$53,693	$36,095
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiaries

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Production volumes:
Oil (MBbl) (1)	257	177
Natural gas (MMcf)	15,907	11,917
Natural gas liquids (MBbl) (1)	319	248
Total (MMcfe)	19,359	14,469

Oil, Natural gas and Natural gas liquids sales:
Oil	$14,607	$11,439
Natural gas	51,304	35,753
Natural gas liquids	6,154	5,560
Total	$72,064	$52,752

Average realized price:
Oil (per Bbl)	$56.94	$64.59
Natural gas (per Mcf)	3.22	3.00
Natural gas liquids (per Bbl)	19.30	22.39
Average per Mcfe	$3.72	$3.65

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcfe

Second Quarter 2019 & Full Year 2019 Guidance

Guidance
	2Q 2019	FY 2019
Production Volumes:
Oil (Bbls/d)	3,900 - 4,050	3,500 - 3,800
Natural Gas (MMcf/d)	174 - 180	176 - 187
NGLs (Bbls/d)	4,370 - 4,500	4,600 - 4,900
Total Reported Production (MMcfe/d)	224 - 231	225 - 239

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	$1.50 - $2.50	N/A
Natural Gas NYMEX Differential ($/Mcf)	$0.02 - $0.08	N/A
Natural Gas Liquids (% of WTI)	28% - 30%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.27 - $0.30	$0.30 - $0.33
Transportation & Processing ($/Mcfe)	$0.32 - $0.34	$0.32 - $0.34
Production Taxes (% of Revenue)	5.0% - 6.0%	5.5% - 6.5%
Cash G&A, net ($MM)	$4.8 - $5.3	$20.0 - $23.0
DD&A Expense ($/Mcfe)	$1.12 - $1.16	$1.10 - $1.25
Cash Interest Expense ($MM)	$8.0 - $9.0	N/A